Exhibit 10.3

EMPLOYEE MATTERS AGREEMENT

by and between

RECRO PHARMA, INC.

and

BAUDAX BIO, INC.

Dated as of November 20, 2019

-i-

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of November 20, 2019, is entered into by and between Recro Pharma, Inc. (“Recro”), a Pennsylvania corporation, and Baudax Bio, Inc. (“Baudax”), a Pennsylvania corporation and a wholly owned subsidiary of Recro. Capitalized terms used and not defined herein shall have the meaning set forth in the Separation Agreement between the Parties, dated as of November 20, 2019 (the “Separation Agreement”).

WHEREAS, as contemplated by the Separation Agreement, Recro and Baudax desire to enter into this Agreement to provide for the allocation of assets, Liabilities, and responsibilities with respect to certain matters relating to employees and other individual service providers (including employee compensation and benefit plans and programs) between them.

NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. General. For purposes of this Agreement the following terms shall have the meaning ascribed to them in this Article I.

1.1. “401(k) Benefits Commencement Date” means January 1, 2020 or as soon as possible thereafter, but in no event later than March 31, 2020.

1.2. “Baudax 401(k) Plan” means the tax-qualified defined contribution savings plan with a cash or deferred arrangement under Section 401(k) of the Code adopted by Baudax or a Baudax Group member and effective as of the Benefits Commencement Date.

1.3. “Baudax Employee” means any individual who, as of the Distribution Effective Time, is either actively employed by or then on a short-term leave of absence from Baudax or a Baudax Group member (including maternity, paternity, family, sick, short-term disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves) or who is employed by Recro or a Recro Group member and who becomes a Baudax Employee pursuant to the operation of this Agreement.

1.4. “Baudax Equity Plan” means the Baudax Bio, Inc. 2019 Equity Incentive Plan adopted by Baudax prior to the Distribution Effective Time.

1.5. “Baudax FSAs” has the meaning set forth in Section 4.3.

1.6. “Baudax H&W Plans” means the health and welfare plans sponsored and maintained by Baudax or any Baudax Group member immediately prior to the Distribution Effective Time which provide group health, life, dental, accidental death and dismemberment, health care reimbursements, dependent care assistance and disability benefits.

1.7. “Baudax Participant” means any individual who is a Baudax Employee or a Former Baudax Employee, and any beneficiary, dependent, or alternate payee of such individual, as the context requires.

1.8. “Benefits Commencement Date” means January 1, 2020.

1.9. “Change of Control” has the meaning given to it under the applicable Recro Equity-Based Plan.

1.10. “COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and ERISA Sections 601 through 608.

1.11. “Code” means the Internal Revenue Code of 1986, as amended, or any successor federal income tax law. Reference to a specific Code provision also includes any proposed, temporary, or final regulation in force under that provision.

1.12. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific provision of ERISA also includes any proposed, temporary, or final regulation in force under that provision.

1.13. “Former Baudax Employee” means any individual whose employment with either Party or any of its respective Subsidiaries and Affiliates terminated for any reason before the Distribution Effective Time, and who was primarily engaged in providing services to the Acute Care Business as of the date of his or her termination of employment.

1.14. “Former Recro Employee” means any individual whose employment with a Recro Group member terminated for any reason before the Distribution Effective Time, other than a Former Baudax Employee.

1.15. “HIPAA” means the health insurance portability and accountability requirements for “group health plans” under the Health Insurance Portability and Accountability Act of 1996, as amended.

1.16. “Plan” when immediately preceded by “Recro,” means any plan, policy, program, payroll practice, on-going arrangement, contract, trust, insurance policy or other agreement or funding vehicle (including a Recro H&W Plan) for which the eligible classes of participants include employees or former employees of Recro or a Recro Group member (which may include employees of Baudax Group members prior to the Distribution Effective Time), and when immediately preceded by “Baudax,” means any plan, policy, program, payroll practice, on-going arrangement, contract, trust, insurance policy or other agreement or funding vehicle (including a Baudax H&W Plan) for which the eligible classes of participants are limited to employees or former employees (and their eligible dependents) of Baudax or a Baudax Group member, but no other Recro Group member.

1.17. “Recro Defined Contribution Plan” means the Recro Pharma 401(k) Plan.

1.18. “Recro Employee” means any individual who, as of the Distribution Effective Time, is either receiving compensation from a member of the Recro Group which is to be reported on IRS Form W-2 (in the case of individuals employed in the United States) or who is on the payroll of a Recro Group member (in the case of individuals outside the United States), but does not include any Baudax Employee.

1.19. “Recro Equity-Based Plan” means the Recro 2018 Amended and Restated Equity Incentive Plan and the Recro 2008 Stock Option Plan.

1.20. “Recro FSAs” means flexible spending accounts for health and dependent care expenses established or designated by Recro.

1.21. “Recro H&W Plans” means the health and welfare plans sponsored and maintained by Recro or any Recro Group member immediately prior to the Distribution Effective Time which provide group health, life, dental, accidental death and dismemberment, health care reimbursements, dependent care assistance and disability benefits.

1.22. “Recro Option” means each option to acquire Recro Common Stock granted under a Recro Equity-Based Plan.

1.23. “Recro Participant” means any individual who is a Recro Employee or a Former Recro Employee, and any beneficiary, dependent, or alternate payee of such individual, as the context requires.

1.24. “Recro PRSU” means each award of restricted share units with respect to Recro Common Stock granted under a Recro Equity-Based Plan subject to performance-based vesting conditions.

1.25. “Recro RSU” means each award of restricted share units with respect to Recro Common Stock granted under a Recro Equity-Based Plan (other than Recro PRSUs).

1.26. “Time-Based Award” means a Recro RSU or Recro Option that solely vests based on the continued employment or service of the recipient.

1.27. “TSA Term” means the “Term” as defined in the Transition Services, dated as of the date hereof, by and between Recro and Baudax.

ARTICLE II

TRANSFER OF BAUDAX EMPLOYEES; GENERAL PRINCIPLES

Section 2.1. Transfer of Employment to Baudax of Additional Employees; Post-Effective Time Transfers; Independent Contractors.

(a) Following the date hereof and prior to the Distribution Effective Time, Recro and Baudax may cause the employment of individuals designated by Recro who are not employed by a Baudax Group member as of the date hereof to be transferred to a Baudax Group member.

(b) In the event that the Parties determine following the Distribution Effective Time that any individual employed outside the United States (other than an individual who the Parties intend to be a Recro Employee) has inadvertently become employed by a member of the Recro Group (due to the operation of transfer of undertakings or similar law or regulation), the Parties shall cooperate and take such actions as may be reasonably necessary in order to cause the employment of such individuals to be promptly transferred to a member of the Baudax Group.

(c) The Parties shall cooperate and take such actions as may be reasonably necessary in order to minimize potential statutory, contractual, plan-based or other severance or similar obligations to the Parties or their Affiliates in connection with any transfers of employment described in this Section 2.1.

(d) Baudax will determine which, if any, temporary workers, individual consultants or independent contractors who are performing service primarily related to the Acute Care Business, it wishes to transfer to Baudax and, the Parties shall use reasonable efforts to transfer the individual or to assign the applicable Contract to a member of the Baudax Group and Baudax shall, or shall cause a member of the Baudax Group to, assume and perform such Contract. In the event that a transfer fee is required to be paid in order to effect such transfer, Baudax shall be responsible for and pay the full amount of such fee.

Section 2.2. Assumption and Retention of Liabilities. Recro and Baudax intend that employment-related Liabilities associated with Recro Participants are to be retained or assumed by Recro or a Recro Group member, and employment-related Liabilities associated with Baudax Participants are to be assumed by Baudax or a Baudax Group member, in each case, except as specifically set forth herein. Accordingly, as of the Distribution Effective Time:

(a) Recro or the applicable member of the Recro Group hereby retains or assumes and agrees to pay, perform, fulfill, and discharge, except as expressly provided in this Agreement, (i) all Liabilities arising under or related to Recro Plans, (ii) all employment or service-related Liabilities with respect to (A) all Recro Participants and (B) any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment or similar relationship primarily connected to Recro or a Recro Group member and (iii) any Liabilities expressly transferred or allocated to Recro or a Recro Group member under this Agreement (it being understood and agreed that the provisions of this Agreement do not create or constitute a source of any such Liability); and

(b) Baudax hereby retains or assumes and agrees to pay, perform, fulfill, and discharge, except as expressly provided in this Agreement, (i) all Liabilities arising under or related to Baudax Plans, (ii) all employment or service-related Liabilities with respect to (A) all Baudax Participants and (B) any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment or similar relationship primarily connected to Baudax or a Baudax Group member and (iii) any Liabilities expressly transferred or allocated to Baudax or a Baudax Group member under this Agreement.

Section 2.3. Plan Participation3.1. . Except as otherwise expressly provided in this Agreement, effective as of immediately prior to the applicable Benefits Commencement Date, (a) (i) all Baudax Participants shall cease any participation in, and benefit accrual under, Recro Plans and (ii) all members of the Baudax Group shall cease to be participating employers under the Recro Plans and, (b) to the extent applicable, (i) all Recro Participants shall cease any participation in, and benefit accrual under, Baudax Plans and (ii) all members of the Recro Group shall cease to be participating employers under the Baudax Plans. Prior to the Distribution Effective Time, Recro and Baudax shall take all actions necessary to effectuate the actions contemplated by this Section 2.3 and to cause (A) the applicable Baudax Group member to assume or retain all Liabilities with respect to each Baudax Plan and the applicable Recro Group member to assume or retain all Liabilities with respect to each Recro Plan, in each case, effective as of the Distribution Effective Time and (B) all assets of any Baudax Plan to be transferred to or retained by the applicable Baudax Group member in the applicable jurisdiction and all assets of any Recro Plan to be transferred to or retained by the applicable Recro Group member in the applicable jurisdiction, in each case, effective as of the Distribution Effective Time.

Section 2.4. No Duplication of Benefits; Service and Other Credit. Recro and Baudax shall adopt, or cause to be adopted, all reasonable and necessary amendments and procedures to prevent Baudax Participants from receiving duplicative benefits from the Recro Plans and the Baudax Plans. With respect to Baudax Employees, each Baudax Plan shall provide that for purposes of determining eligibility to participate, vesting, and entitlement to benefits, service prior to the Distribution Effective Time with Recro or a Recro Group member shall be treated as service with Baudax or the applicable Baudax Group member. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations under any Baudax Plan. Each Baudax Plan shall, to the extent practicable, waive pre-existing condition limitations with respect to Baudax Employees. Baudax shall honor any deductible, co-payment and out-of-pocket maximums incurred by the Baudax Employees and their eligible dependents under the Recro Plans in which they participated immediately prior to the Benefits Commencement Date during the then-elapsed portion of the calendar year prior to the Benefits Commencement Date in satisfying any deductibles, co-payments or out-of-pocket maximums under the Baudax Plans in which they are eligible to participate after the Benefits Commencement Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred.

Section 2.5. Reimbursements. From time to time after the Distribution Effective Time, the Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any Liabilities satisfied or assumed by the Party requesting reimbursement or its Affiliates that are made pursuant to this Agreement, the responsibility of the other Party or any of its Affiliates.

ARTICLE III

DEFINED CONTRIBUTION AND NON-QUALIFIED DEFERRED

COMPENSATION PLANS

Section 3.1. 401(k) Plan.

(a) Effective as of the Distribution Effective Time, each Baudax Participant who participates in the Recro Defined Contribution Plan as of immediately prior to the 401(k) Benefits Commencement Date will cease active participation in the Recro Defined Contribution Plan. For the avoidance of doubt, all employee pre-tax deferrals and employer contributions with respect to the Baudax Participants will be made to the Baudax 401(k) Plan on and following the effective date of the Baudax 401(k) Plan.

(b) In accordance with applicable Law, Recro and Baudax shall cause, in the manner described herein, the accounts under the Recro Defined Contribution Plan of each Baudax Employee to be transferred to the Baudax 401(k) Plan, as soon as practicable after the effective date of the Baudax 401(k) Plan. On, or as soon as practicable after, the effective date of the Baudax 401(k) Plan: (i) Recro shall cause the accounts (including any outstanding loan balances and employer contributions described in Section 3.1(c)) of each Baudax Employee in the Recro Defined Contribution Plan to be transferred from the trust established under the Recro Defined Contribution Plan to the trust established under the Baudax 401(k) Plan; and (ii) Baudax shall cause such transferred accounts to be accepted by the Baudax 401(k) Plan and its related trust.

(c) If any Baudax Employees are eligible to receive true-up matching contributions under the Recro Defined Contribution Plan with respect to the 2019 plan year, and such contributions have not yet been deposited into the Baudax Employees’ accounts under the Recro Defined Contribution Plan as of the date such accounts are transferred from the trust established under the Recro Defined Contribution Plan to the trust established under the Baudax 401(k) Plan as set forth in Section 3.1(b), then Recro shall contribute the amount of such true-up matching contributions (and other employer contributions, if any) into the applicable Baudax Employees’ accounts under the Recro Defined Contribution Plan prior to such transfer based on all service performed and compensation accrued through the Distribution Effective Time.

ARTICLE IV

HEALTH AND WELFARE PLANS; PAYROLL; COBRA AND VACATION

Section 4.1. Cessation of Participation in Recro H&W Plans.

(a) Without limiting the generality of Section 2.3, effective as of the Benefits Commencement Date, Baudax Participants shall cease to participate in the Recro H&W Plans; provided that any participation in, and benefit accrual under, Recro H&W Plans by Baudax Participants during the period, if any, between the Distribution Effective Time and the Benefits Commencement Date (the “Benefits Transition Period”) shall be in accordance with, and pursuant to, the terms and conditions of the Transition Services Agreement.

(b) Effective as of the Benefits Commencement Date, Baudax shall cause Baudax Participants who participate in a Recro H&W Plan immediately prior to the Benefits Commencement Date to be automatically enrolled or offered participation in a corresponding Baudax H&W Plan.

(c) To the extent applicable, Baudax shall cause Baudax H&W Plans to recognize and maintain all coverage and contribution elections made by Baudax Participants under the corresponding Recro H&W Plans as of the Benefits Commencement Date and apply such elections under the applicable Baudax H&W Plan for the remainder of the period or periods for which such elections are by their terms applicable.

(d) Neither the transfer or other movement of employment or service from any member of the Recro Group to any member of the Baudax Group at any time before the Benefits Commencement Date nor the Distribution Effective Time shall constitute or be treated as a “status change” under the Recro H&W Plans or the Baudax H&W Plans.

(e) Subject to the terms of the applicable Baudax H&W Plan and applicable Law, Baudax shall use its reasonable best efforts to waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Baudax Participants under any Baudax H&W Plan in which such Baudax Participants may be eligible to participate on or after the applicable Benefits Commencement Date.

Section 4.2. Allocation of Health and Welfare Plan Liabilities. Effective as of the Distribution Effective Time, all Liabilities relating to, arising out of, or resulting from health and welfare coverage or claims incurred prior to, on or after the Distribution Effective Time by each Baudax Participant under the Recro H&W Plans shall cease to be Liabilities of the Recro Group and shall be assumed by the Baudax Group and deemed to be Baudax Liabilities. Without limiting the generality of the foregoing, any and all costs, expenses or Liabilities relating to participation by Baudax Participants in the Recro H&W Plans during the Benefits Transition Period shall be reimbursed by Baudax to the Recro Group in accordance with the terms of the Transition Services Agreement. For the avoidance of doubt, (a) all Liabilities arising under (i) any Recro H&W Plan with respect to Baudax Participants or (ii) any Baudax H&W Plan and (b) all Liabilities arising out of, relating to or resulting from the cessation of a Baudax Participant’s participation in any Recro H&W Plan and transfer to a Baudax H&W Plan as set forth herein (including any Actions or claims by any Baudax Participants related thereto) shall, in each case, be Baudax Liabilities.

Section 4.3. Flexible Spending Plan Treatment. Effective as of the Benefits Commencement Date, Baudax shall establish or designate flexible spending accounts for health and dependent care expenses (the “Baudax FSAs”). To the extent applicable, the Parties shall take all actions reasonably necessary or appropriate so that the account balances (positive or negative) under the Recro FSAs of each Baudax Participant who has elected to participate therein in the year in which the Benefits Commencement Date occurs shall be transferred, effective as of the Benefits Commencement Date, from the Recro FSAs to the corresponding Baudax FSAs. The Baudax FSAs shall assume responsibility as of the Benefits Commencement Date for all outstanding dependent care and health care claims under the Recro FSAs of each Baudax Participant for the year in which the Benefits Commencement Date occurs and shall assume the rights of and agree to perform the obligations of the analogous Recro FSA from and after the Benefits Commencement Date. The Parties shall cooperate in good faith to provide that the contribution elections of each such Baudax Participant as in effect immediately before the Benefits Commencement Date remain in effect under the Baudax FSAs from and after the Benefits Commencement Date.

Section 4.4. Workers’ Compensation Liabilities. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by Baudax Employees or Former Baudax Employees that result from an accident that occurs, or from an occupational disease which is incurred or becomes manifest, as the case may be, on or before the Distribution Effective Time and while such individual was employed by Recro or a Recro Group member shall be assumed by Baudax as of the Distribution Effective Time; provided, however, that to the extent that either (1) such a Liability is covered under a workers compensation insurance policy of Recro or a Recro Group member or (2) Recro has received an invoice for a covered expense prior to the Distribution Effective Time, Baudax shall not assume such Liability. Notwithstanding the foregoing, Baudax shall assume worker’s compensation Liabilities to the extent they are imposed on Baudax under applicable Law or where the injury or illness related to the Liability is aggravated or subject to further injury after the Distribution Effective Time. A Liability which must be paid due to the existence of a deductible shall not be deemed to be covered by a workers compensation insurance policy for purposes of this Section 4.4. Subject to the foregoing, Baudax and each Baudax Group member shall also be solely responsible for all workers’ compensation Liabilities relating to, arising out of, or resulting from any claim incurred for a compensable injury sustained by a Baudax Employee that results from an accident or from an occupational disease which is incurred or becomes manifest, as the case may be, after the Distribution Effective Time. Recro, each Recro Group member, Baudax and each Baudax Group member shall cooperate with respect to processing of claims, any notification to appropriate governmental agencies of the disposition and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling contracts.

Section 4.5. Payroll Taxes and Reporting. Recro and Baudax (i) shall, to the extent practicable, treat Baudax (or a Baudax Group member designated by Baudax) as a “successor employer” and Recro (or the appropriate Recro Group member) as a “predecessor,” within the meaning of Sections 3121(a)(l) and 3306(b)(l) of the Code, with respect to Baudax Employees for purposes of taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act (“FICA”), and (ii) hereby agree to use commercially reasonable efforts to implement the alternate procedure described in Section 5 of Revenue Procedure 2004-53. Without limiting in any manner the obligations and Liabilities of the Parties under the Tax Matters Agreement, including all withholding obligations otherwise set forth therein, Recro, each Recro Group member, Baudax and each Baudax Group member shall each bear its responsibility for payroll tax obligations and for the proper reporting to the appropriate governmental authorities of compensation earned by their respective employees after the Distribution Effective Time.

Section 4.6. COBRA and HIPAA Compliance. The Recro Group shall administer the Recro Group’s compliance with the health care continuation coverage requirements of COBRA, the certificate of creditable coverage requirements of HIPAA and the corresponding provisions of the Recro H&W Plans with respect to Baudax Participants who incur a COBRA “qualifying event” occurring on or before the applicable Benefits Commencement Date entitling them to benefits under a Recro H&W Plan; provided that, for the avoidance of doubt, any Liabilities related thereto shall constitute Baudax Liabilities. Baudax shall be solely responsible for all Liabilities incurred pursuant to COBRA and for administering, at Baudax’s expense, compliance with the health care continuation coverage requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the Baudax H&W Plans with respect to Baudax Participants who incur a COBRA “qualifying event” that occurs at any time after the applicable Benefits Commencement Date entitling them to benefits under a Baudax Plan. The Parties agree that neither the Separation, the Distribution nor any assignment or transfer of the employment or services of any employee or individual independent contractor as contemplated under this Agreement shall constitute a COBRA “qualifying event” for any purpose of COBRA.

Section 4.7. Vacation and Paid Time Off. As of the Distribution Effective Time, the applicable Baudax Group member shall credit each Baudax Employee with the vacation and earned sick time that such individual has accrued immediately prior to the Distribution Effective Time in accordance with the vacation and personnel policies applicable to such employee immediately prior to the Distribution Effective Time.

ARTICLE V

INCENTIVE COMPENSATION, EQUITY COMPENSATION AND OTHER BENEFITS

Section 5.1. Annual Cash-Based Incentive Plans. As of the Distribution Effective Time, Baudax shall assume the obligation, if any, to pay each Baudax Employee who is participating in a Recro annual cash incentive bonus program, including a sales incentive compensation plan, of Recro or a Recro Group member such Baudax Employee’s incentive or sales bonus under such plan, based upon the amount accrued by Recro in respect of such obligations. Baudax shall cause such payments to be made to the applicable Baudax Employees at the time any corresponding payments would be made under the corresponding Recro incentive bonus program.

Section 5.2. Treatment of Equity Incentives. Recro and, where applicable, Baudax, shall take all necessary or appropriate actions so that each outstanding Recro RSU, Recro PRSU or Recro Option outstanding immediately prior to the Distribution Effective Time shall be treated as set forth in this Section 5.2.

(a) No Adjustments in Connection with Distribution. No adjustments to the number of shares or exercise price, as applicable, shall be made to any Recro RSU, Recro PRSU or Recro Option in connection with the execution of this Agreement or the consummation of the transactions contemplated by the Separation Agreement.

(b) Recro Awards Held by Baudax Employees - Generally. Except as expressly provided in Section 5.2(c), Recro RSUs, Recro PRSUs and Recro Options that are outstanding and held by a Baudax Employee will remain outstanding and shall be subject to the same terms and conditions as of immediately prior to the Distribution Effective Time.

(c) Recro Awards Held by Baudax Employees – Service. With respect to each Recro RSU, Recro PRSU and Recro Option held by a Baudax Employee, continued employment or service with a Baudax Group member shall be treated as continued employment and service for all purposes of such Recro RSU and Recro Option during the TSA Term; provided, that any outstanding Time-Based Awards that are still subject to time-based vesting conditions shall become fully vested as of the date of a Change of Control occurring during the TSA Term; provided further that the Baudax Employee remains an employee or service provider of a Baudax Group member through the consummation of such Change of Control and executes a release and waiver of claims against the Recro Group and the Baudax Group in a form reasonably prescribed by the Recro Group.

(d) Withholding and Reporting. Following the Distribution Effective Time, (i) Recro shall be solely responsible for all income, payroll and other tax remittance and reporting related to the compensation of Recro Participants in respect of Recro RSUs, Recro PRSUs, and Recro Options and (ii) Recro shall be solely responsible for all income, payroll and other tax remittance related to the compensation of Baudax Participants in respect of Recro RSUs, Recro PRSUs, and Recro Options, subject in each case to the Parties’ undertakings set forth in Section 4.5. The Parties will cooperate and communicate with each other and with third-party providers to effectuate the withholding and remittance of any such taxes, as well as any required tax reporting, in a timely, efficient and appropriate manner. To the maximum extent permitted under applicable Law, Recro and Baudax shall share, and shall cause each member of its respective Group to share, with each other and their respective agents and vendors all information reasonably necessary for the efficient and accurate administration of their payroll processes, each of the Recro Equity-Based Plans and the Baudax Equity Plan, including but not limited to information regarding terminations of employment and the attainment of any specified criteria set forth in any awards. Recro will be responsible for the employer share of FICA taxes that are paid in respect of income, payroll and other tax remittances relating to the compensation of Baudax Employees in respect of Recro RSUs, Recro PRSUs and Recro Options.

ARTICLE VI

GENERAL AND ADMINISTRATIVE

Section 6.1. Sharing of Participant Information. To the maximum extent permitted under applicable Law, Recro and Baudax shall share, and shall cause each member of its respective Group to share, with each other and their respective agents and vendors all participant information reasonably necessary for the efficient and accurate administration of each of the Recro Plans and the Baudax Plans. Recro and Baudax and their respective authorized agents shall, subject to applicable laws on confidentiality, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other Party, to the extent necessary for such administration.

Section 6.2. No Third Party Beneficiaries. No provision of this Agreement or the Separation Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any future, present, or former employee of Recro, a Recro Group member, Baudax, or a Baudax Group member under this Agreement, the Separation Agreement, any Recro Plan or Baudax Plan or otherwise. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude Baudax or any Baudax Group member, at any time , from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Baudax Plan, any benefit under any Baudax Plan or any trust, insurance policy or funding vehicle related to any Baudax Plan; and (iii) except as expressly provided in this Agreement, nothing in this Agreement shall preclude Recro or any Recro Group member, at any time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Recro Plan, any benefit under any Recro Plan or any trust, insurance policy or funding vehicle related to any Recro Plan.

Section 6.3. Audit Rights with Respect to Information Provided. Each of Recro and Baudax, and their duly authorized representatives, shall have the right to conduct reasonable audits with respect to all information provided to it by the other Party pursuant to this Agreement. The Parties shall cooperate to determine the procedures and guidelines for conducting audits under this Section 6.3, which shall require reasonable advance notice by the auditing Party. The auditing Party shall have the right to make copies of any records at its expense, subject to applicable Law. Failure of a third party service provider to provide information shall not constitute a breach of this Section 6.3; provided, that the applicable Party has timely requested the information from such service provider.

Section 6.4. Fiduciary Matters. Recro and Baudax each acknowledge that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

Section 6.5. Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor or Governmental Authority), Recro and Baudax shall use commercially reasonable efforts to obtain such consent, and if such consent is not obtained, to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, Recro and Baudax shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase “commercially reasonable efforts” as used herein shall not be construed to require the incurrence of any non-routine or unreasonable expense or liability or the waiver of any right.

Section 6.6. Proprietary Information and Inventions Agreements. Effective as of the Distribution Effective Time, Recro shall, or shall cause the appropriate member of the Recro Group to, waive such rights under any proprietary information, confidentiality, inventions, restrictive covenant or similar agreement between any Baudax Employee and any Recro Group member as Recro determines in its discretion to be necessary or appropriate to permit such Baudax Employee to perform his or her services to Baudax or a Baudax Group member from and after the Distribution Effective Time.

ARTICLE VII

MISCELLANEOUS

Section 7.1. General. The provisions of Article X of the Separation Agreement, are hereby incorporated by reference into and deemed part of this Agreement and shall apply, mutatis mutandis, as if fully set forth in this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

RECRO PHARMA, INC.

By:	/s/ Gerri Henwood
Name: Gerri Henwood
Title: President and Chief Executive Officer

BAUDAX BIO, INC.

By:	/s/ Ryan Lake
Name: Ryan Lake
Title: Chief Financial Officer and Treasurer

[Signature page to Employee Matters Agreement]